Exhibit 99.8

Consent to be Named as a Director Nominee

In connection with the filing by Empowerment & Inclusion Capital I Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Empowerment & Inclusion Capital I Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: December 17, 2020	/s/ Margaret B. Smith
Margaret B. Smith